Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 1Q Results

VALLEY COTTAGE, NY—May 9, 2017—CreditRiskMonitor (OTCQX: CRMZ) reported that for the 3 months ended March 31, 2017 revenues increased 4% to $3.24 million compared to $3.12 million in last year’s first quarter. Net loss for the quarter was approximately $244,300 compared to a net loss of approximately $90,300 in the prior year period. Cash and cash equivalents decreased approximately $378,900 since 2016 year-end, to $8.84 million, and was down $39,000 from the balance at March 31, 2016.

Jerry Flum, CEO, said, “Our quarterly results were negatively impacted primarily by a planned increase in our staff to support new product and marketing efforts. The Company had a change in our marketing leadership in early 2017 resulting in a deferral of planned programs. We have hired a new Chief Marketing Officer who is currently reviewing our 2017 marketing plans. We’re still debt free and our strong cash position will allow us to implement these marketing initiatives.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2017 AND 2016
(Unaudited)

	2017	2016

Operating revenues	$3,236,250	$3,117,143

Operating expenses:
Data and product costs	1,396,160	1,255,792
Selling, general and administrative expenses	2,113,245	1,970,439
Depreciation and amortization	50,006	50,626

Total operating expenses	3,559,411	3,276,857

Loss from operations	(323,161)	(159,714)
Other income, net	4,807	17,911

Loss before income taxes	(318,354)	(141,803)
Benefit from income taxes	74,061	51,477

Net loss	$(244,293)	$(90,326)

Net loss per common share of stock:
Basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	10,722,401	10,722,321

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2017 AND DECEMBER 31, 2016

	March 31, 2017	Dec. 31, 2016
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,843,482	$9,222,343
Accounts receivable, net of allowance	1,921,864	2,090,676
Other current assets	359,962	487,257

Total current assets	11,125,308	11,800,276

Property and equipment, net	438,493	430,324
Goodwill	1,954,460	1,954,460
Other assets	48,762	23,763

Total assets	$13,567,023	$14,208,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$8,283,321	$8,088,958
Accounts payable	66,983	96,725
Accrued expenses	764,869	1,282,126

Total current liabilities	9,115,173	9,467,809

Deferred taxes on income	681,198	762,403
Other liabilities	13,907	12,574

Total liabilities	9,810,278	10,242,786

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,454,464	29,419,463
Accumulated deficit	(25,804,943)	(25,560,650)

Total stockholders’ equity	3,756,745	3,966,037

Total liabilities and stockholders’ equity	$13,567,023	$14,208,823

Overview

CreditRiskMonitor (http://www.crmz.com) is a Web-based publisher of financial information, designed to save time and help busy corporate credit and procurement professionals manage risk. The service offers comprehensive commercial credit reports covering public companies worldwide. Over 35% of the Fortune 1000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the Company’s  proprietary FRISK® scores, which have been proven predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information about these risks, uncertainties and factors can be found in the “Risk Factors” of the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.